Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS SECOND QUARTER

2015 RESULTS OF OPERATIONS AND ANNOUNCES RESOURCE SHARING AGREEMENT

Bensenville, Ill. – August 6, 2015— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its second quarter ended June 30, 2015 and announced the signing of a resource sharing agreement with another sapphire polisher aimed at more rapidly reducing polishing costs.

Second Quarter Results

The Company reported second quarter revenue of $7.1 million, lower than the prior quarter revenue of $8.9 million due to weaker sapphire demand and lower pricing in the quarter. The Company cited a combination of factors, including higher TV inventory levels and some seasonality in the LED light bulb market as likely contributing to the weaker demand in the quarter. Both volume and price were affected by the lower demand. PSS wafer sales, however, nearly doubled from the prior quarter to $900 thousand. The Company expects continued growth in PSS wafer sales throughout the year and recently received a $9.0 million purchase order for six-inch PSS wafers to be delivered over twelve months starting this October.

While the sequential price decline put additional pressure on operating results, loss per share in the second quarter was $0.33, similar to the prior quarter loss of $0.32.

Resource Sharing Agreement

The Company also announced the signing of a resource sharing agreement with another leading sapphire polisher. Under that agreement Rubicon will receive what it believes to be a lower cost four-inch polishing process in exchange for making available to the other party the use of a portion of its underutilized slicing and polishing capacity in Malaysia.

The Company will continue to use its existing six-inch polishing process but believes that some of the process modifications made for four-inch will be transferrable to six-inch and result in reduced cost for that product as well.

“During the current down cycle in the market, we have been focusing on a number of key initiatives: aggressively pursuing our PSS potential, targeting high margin optical applications, driving down product costs and developing new products; and we are making progress on each of these fronts,” said Bill Weissman, President and CEO of Rubicon. “We are focusing on PSS wafer sales because we believe this product has greater margin potential, however, we must reduce slicing and polishing costs in order to realize the potential. We believe the resource sharing agreement will allow us to reduce those costs faster than internal development, especially for four-inch wafers.”

Third Quarter 2015 Guidance

The Company expects the challenging market to continue in the third quarter. While PSS wafer sales are expected to increase, visibility on two-inch and four-inch core sales is limited, so third quarter revenue is expected to be at or below second quarter levels. Revenue from PSS sales is expected to continue to grow in the fourth quarter and the Company believes demand for two-inch and four-inch core should also strengthen in the fourth quarter.

Process changes associated with the resource sharing agreement will be made over the course of the remainder of the year. The extent and timing of cost reductions from these changes will be better understood as the changes are implemented. For the third quarter, loss per share is also expected to be at or higher than the second quarter.

The Company also reported temporarily scaling back some of its raw material and crystal growth operations. Mardel Graffy, Rubicon’s CFO commented, “Reducing raw material and crystal inventory will improve cash flow in the near-term and we are retaining key personnel to ensure we can scale back up to full production quickly as market conditions improve.”

Conference Call Details

Rubicon will host a conference call at 6:00 p.m. Eastern time on August 6, 2015 to review the second quarter 2015 results and the third quarter outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on August 14, 2015, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10069587. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2015, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include changes in the average selling prices of sapphire products, our successful development and market acceptance of new products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015 (unaudited)	June 30, 2014 (unaudited)
Assets
Cash and cash equivalents	$22,744	$24,730
Restricted cash	196	197
Short-term investments	13,208	33,260
Accounts receivable, net	7,944	8,534
Inventories	22,116	23,364
Other current assets	8,044	12,430

Total current assets	74,252	102,515

Property and equipment, net	101,394	112,860
Other assets	1,696	1,771

Total assets	$177,342	$217,146

Liabilities and Stockholders’ Equity
Accounts payable	$2,495	$4,388
Accrued and other current liabilities	1,889	1,837

Total current liabilities	4,384	6,225

Deferred tax liability	672	225

Total liabilities	5,056	6,450

Stockholders’ equity	172,286	210,696

Total liabilities and stockholders’ equity	$177,342	$217,146

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue	$7,106	$14,469	$16,016	$28,737
Cost of goods sold	12,261	21,743	26,280	43,505

Gross loss	(5,155)	(7,274)	(10,264)	(14,768)

General and administrative expenses	2,188	2,197	4,256	4,585
Sales and marketing expenses	354	332	692	799
Research and development expenses	603	391	1,036	967
Loss (gain) on disposal of assets	22	(15)	22	(15)

Total operating expenses	3,167	2,905	6,006	6,336

Loss from operations	(8,322)	(10,179)	(16,270)	(21,104)

Other (expense) income:
Interest income, expense and other, net	(207)	195	(571)	232

Loss before income taxes	(8,529)	(9,984)	(16,841)	(20,872)
Income tax expense	(51)	—	(87)	(6)

Net loss	$(8,580)	$(9,984)	$(16,928)	$(20,878)

Net loss per common share:
Basic	$(0.33)	$(0.39)	$(0.65)	$(0.82)
Diluted	$(0.33)	$(0.39)	$(0.65)	$(0.82)

Weighted average common shares outstanding used in computing net loss per common share:
Basic	26,142,261	25,706,797	26,135,768	25,511,972
Diluted	26,142,261	25,706,797	26,135,768	25,511,972

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net loss	$(8,580)	$(9,984)	$(16,928)	$(20,878)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,285	3,477	6,602	6,984
Other	335	348	669	796
Deferred taxes	50	—	79	—
Changes in operating assets and liabilities
Accounts receivable	(391)	(366)	379	(4,963)
Inventories	(523)	5,314	124	11,095
Other assets	812	985	1,244	491
Accounts payable	(119)	(1,319)	(1,169)	(127)
Accrued expenses and other current liabilities	50	(925)	(88)	(341)

Net cash used in operating activities	(5,081)	(2,470)	(9,088)	(6,943)

Cash flows from investing activities
Purchases of property and equipment, net of disposal of assets	(108)	(2,685)	(342)	(4,609)
Purchases of investments	(829)	(3,123)	(1,136)	(29,798)
Proceeds from sale of investments	3,500	5,500	8,500	10,000

Net cash provided by (used in) investing activities	2,563	(308)	7,022	(24,407)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	(4)	—	34,957
Other financing activities	(12)	(36)	(16)	224

Net cash (used in) provided by financing activities	(12)	(40)	(16)	35,181

Net effect of currency translation	147	(133)	473	(172)

Net (decrease) increase in cash and cash equivalents	(2,383)	(2,951)	(1,609)	3,659
Cash and cash equivalents, beginning of period	25,127	27,681	24,353	21,071

Cash and cash equivalents, end of period	$22,744	$24,730	$22,744	$24,730

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended June 30,	Three months ended March 31,	Three months ended June 30,
	2015	2015	2014
Core
2 Inch	$2,615	$4,046	$6,368
4 Inch	1,243	1,040	3,204
6 Inch	171	23	—

Total Core	4,029	5,109	9,572
Polished	840	1,427	2,601
PSS	902	464	256
R&D	144	141	272
Optical and other	1,191	1,769	1,768

	$7,106	$8,910	$14,469